Exhibit 11.2

Consent of Independent Auditors

We consent to the use in this Offering Statement on Form 1-A of American Hospitality Properties REIT, Inc. (formerly American Hospitality Properties Fund IV, Inc.) of our report dated May 13, 2019, relating to the financial statements of American Hospitality Properties REIT, Inc. as of December 31, 2018 and for the period from November 8, 2018 (date of inception) to December 31, 2018, and to the reference to our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ Moss Adams LLP

Dallas, Texas

July 2, 2019